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                                                                   EXHIBIT 10.17

                              [TENNECO LETTERHEAD]


March 11, 1997



PERSONAL AND CONFIDENTIAL

Mr. Richard L. Wambold
533 Pine Lane
Lake Forest, IL 60045

Dear Richard:


         On behalf of Tenneco Inc. (the "Company" or "Tenneco"), I am pleased to set forth the terms and conditions of your employment:

1. You are employed as Executive Vice President, Specialty and Consumer Products, Tenneco Packaging and shall in the future hold such positions as the Company may determine from time to time. While employed, you will abide by all policies of the Company.

2. You will be paid a base salary of $330,100 a year, which shall be subject to such adjustments as may from time to time be approved by the Compensation and Benefits Committee of the Board of Directors of Tenneco, payable according to the regular pay schedule for salaried employees.

3. You will be a participant in the Tenneco Executive Incentive Compensation Plan ("EICP"), and you will be eligible for EICP distributions based on your performance at the discretion of the Compensation and Benefits Committee of the Board of Directors.

4. You will receive a one-time grant of 10,000 shares of restricted stock, which will vest only upon normal retirement, or other mutually satisfactory separation from service which would include a noncompete provision. In the future you will be eligible to receive annual stock option and performance share awards under the Tenneco Stock Ownership Plan at the discretion of the Compensation and Benefits Committee of the Board of Directors.

5.  You will receive annual perquisite compensation of $30,000.












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Mr. Richard L. Wambold
March 11, 1997
Page 2

6. You will receive non-cash compensation and personal benefits comparable to those currently provided to Tenneco executives under Tenneco's policy in effect at the time hereof, including Health Care, Thrift Plan, Long-Term Disability, and Life Insurance (the plan provides for coverage for one and one-half times your salary paid for by the Company, with the option to purchase at your expense up to five times your salary.)

7. Subject to the provisions of this Section 7, your annual pension benefits from all defined benefit pension plans (qualified and non-qualified) commencing at age 55 or your separation from service if later, will, at a minimum, be equal to the product of (x) and (y), where (x) is the average of your total base compensation plus bonus for the three calendar years immediately preceding your separation from service and (y) is the total of 25% plus 2.5% for each full year of service with Tenneco earned in the period commencing January 1, 1997, for a maximum total of 50%. This minimum pension benefit will be more fully described in the Tenneco Supplemental Executive Retirement Plan, and the terms of that plan shall control. You will qualify for the additional benefits provided under this Section only if you render five years of service with the Company in the period commencing January 1, 1997.

Sincerely,
/s/ P.T. Stecko
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ACKNOWLEDGED AND ACCEPTED:





/s/ Richard L. Wambold
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On this 15th day of April, 1997.